Exhibit 99.1

Tel: 214-969-7007	700 North Pearl,
Fax: 214-953-0722	Suite 2000
www.bdo.com	Dallas, TX 75201

Consent of Independent Registered Public Accounting Firm

Ericsson Services 401 (k) Plan

Plano, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-4813) of Ericsson Inc. of our report dated June 27, 2012, relating to the financial statements and supplemental schedule of Ericsson Services 401(k) Plan which appear in this Form 11-K for the year ended December 31, 2011.

BDO USA, LLP

Dallas, Texas

June 27, 2012

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.